UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 13, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300 Brisbane, California	94006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

349 Oyster Point Boulevard, Suite 200
South San Francisco, CA 94080

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As Cellegy Pharmaceuticals, Inc. (“Cellegy”) previously disclosed in its recently filed annual report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”), and in certain other previous filings with the Securities and Exchange Commission, the continued listing of Cellegy’s common stock on The Nasdaq Stock Market depends on the ability to satisfy one or more of Nasdaq’s continued listing criteria, and if the aggregate market value of the common stock was below $50,000,000 for a sustained period of time, the common stock would be subject to delisting from The Nasdaq Stock Market.

On April 13, 2005, Cellegy received a letter (the “Letter”) from The Nasdaq Stock Market notifying Cellegy that for ten consecutive trading days prior to the date of the Letter, the market value of the common stock had been below the minimum price that would result in an aggregate market value of the common stock of at least $50,000,000 as required for continued inclusion on the Nasdaq National Market by Marketplace Rule 4450(b)(1)(A).  Cellegy has until May 13, 2005 to regain compliance.  If, at any time before May 13, 2005, the aggregate market value of Cellegy’s common stock is $50,000,000 or more for a minimum of ten consecutive business days, the Nasdaq staff will determine if Cellegy complies with Marketplace Rule 4450(b)(1)(A).  Based upon 26,138,791 shares outstanding on March 18, 2005, Cellegy’s stock price would have to equal or exceed approximately $1.92 for a minimum of ten consecutive business days.

If Cellegy does not regain compliance with the Nasdaq National Market continued listing requirements, Cellegy may appeal to a Listing Qualification Panel or transfer to the Nasdaq SmallCap Market, so long as Cellegy complies with the Nasdaq SmallCap Market’s continued listing requirements, which require, among other things, (i) that Cellegy’s stock price equals or exceeds $1.00 and (ii) that either the aggregate market value of Cellegy’s common stock exceeds $35 million or Cellegy’s stockholder equity exceeds $2.5 million.  Cellegy’s common stock would remain listed on the Nasdaq National Market during the pendency of its appeal to the Listing Qualifications Panel or review of a listing application for the Nasdaq SmallCap Market.  Cellegy cannot estimate with certainty how long this process would take or the eventual outcome.  Cellegy currently believes that it would be able to satisfy the requirements for listing on the Nasdaq SmallCap Market, although there can be no assurances that this will be the case.  If the common stock is not eligible for listing on the Nasdaq SmallCap Market, Cellegy expects that its common stock will be eligible for trading on the OTC Bulletin Board.  In addition, if the common stock is delisted from the Nasdaq National Market, then in order to have the common stock become again listed on the Nasdaq National Market, Cellegy would have to satisfy the requirements for initial listing, which are higher than the requirements for continued listing.  Delisting from the Nasdaq National Market could reduce the liquidity of Cellegy’s common stock, cause certain investors not to trade in Cellegy’s common stock, and result in a lower stock price.  Delisting also could make it more difficult for Cellegy to raise required funds through equity financing transactions and could otherwise have an adverse impact on Cellegy’s business, financial condition and results of operations.

In the Letter, Nasdaq also notified Cellegy that it did not currently satisfy an alternate standard for continued listing under Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

As described in its 2004 Form 10-K, Cellegy is presently considering a number of alternatives with respect to obtaining funding required to conduct its anticipated operations through 2005.  One or more of these alternatives, if successfully achieved during the 30 calendar-day period ending May 13, 2005 described above for regaining compliance with the listing standards, or other events occurring during that period, could cause the market price of the common stock to be above the levels required to regain compliance with applicable listing standards for the Nasdaq National Market, although there can be no assurance that any such event will occur.

Forward-Looking Statements

Certain statements in this current report on Form 8-K constitute forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized.  These forward-looking statements, include, but are not limited to, Cellegy’s intention and efforts to remain listed on either the Nasdaq National Market or Nasdaq SmallCap Market.  Such statements reflect Cellegy’s current views and assumptions and are not guarantees of future performance.  Factors that could cause actual results to differ materially from the forward-looking statements include the timing and outcome of clinical trials, discussions with the FDA regarding requirements for clinical trials and marketing of Fortigel, Cellegesic and Tostrelle, fluctuations in Cellegy’s general financial and operating results, changes in Cellegy’s liquidity and capital resources, declines in the market price of Cellegy’s common stock, changes in the capital markets, competition, general and industry-specific economic conditions and Cellegy’s ability to complete corporate partnerships and financings.  For more information about these and other risks that could affect Cellegy’s forward-looking statements, please see Cellegy’s annual report on Form 10-K for the year ended December 31, 2004 and other filings Cellegy has made with the Securities and Exchange Commission. Cellegy expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: April 18, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)